Exhibit 10.33

Execution Copy

October 18, 2006

Mr. Randolph Gress

c/o Innophos, Inc.

259 Prospect Plains Road

P.O. Box 8000

Cranbury, NJ 08512-8000

Re:	Retention Bonus Agreement

Dear Randy:

As you know, Innophos, Inc. (“Innophos” or the “Company”) has explored a number of strategic alternatives including an initial public offering (an “IPO”) of Equity Securities of Innophos Holdings, Inc. or its successor (as the case may be, “Parent”). This letter agreement (this “Agreement”) sets forth, among other things, the special incentive arrangements for which you will be eligible in connection with your continued employment and cooperation in the event of an IPO. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in paragraph 4 below.

The incentive and retention arrangements for which you are eligible under this Agreement reflect the high level of work done by you to date and the continued work required to enable Innophos to complete an IPO.

Parent will decide in its sole discretion if and when it will proceed with an IPO and the terms and conditions upon which any IPO shall be effected. Nothing contained herein shall obligate Innophos or Parent to consummate an IPO at this or any other time.

1. Cooperation. You agree to use your reasonable best efforts to assist and fully cooperate with Parent and its affiliates and advisors in all matters related to an IPO should the board of directors of Parent (the “Board”) decide that would be in the Parent’s best interests.

2. Bonus.

(a) If an IPO is consummated, then you shall be entitled to receive a bonus in an amount (the “Bonus Amount”) equal to the excess of (i) the product obtained by multiplying (x) the IPO Price by (y) the aggregate number of IPO Shares into which 60,800.61 shares of Class L Common and 547,205.54 shares of Class A Common would be converted or exchanged pursuant to any recapitalization, reorganization, exchange and/or other similar transaction that occurs in connection with the IPO over (ii) $385,968.38.

(b) Any bonus payable to you pursuant to paragraph 2(a) shall be paid as follows:

(i) 55% of the Bonus Amount shall be paid to you in cash (without interest) no later than the 10th business day after the date of the closing of the IPO (the “Closing Date”) by check or wire transfer of immediately available funds. Such payment shall be reduced by all taxes and other amounts that Innophos is required to withhold under applicable law.

(ii) 45% of the Bonus Amount (the “Share Amount”) shall be paid to you (without interest) by issuance of a number of IPO Shares calculated by dividing (x) the Share Amount by (y) the IPO Price. Any shares issued to you pursuant to this paragraph 2(b)(ii) (collectively, “Bonus Shares”) shall be issued to you as of the Closing Date, and shall be subject to the vesting and transfer restrictions described in paragraph 3 below.

(c) Notwithstanding anything contained herein to the contrary, no bonus shall be payable under this paragraph 2 if (i) an IPO is not consummated on or prior to December 31, 2006, or (ii) you cease to be an employee of the Company or its Subsidiaries (with allowances for leaves of absence as agreed between you and the Company and short-term disabilities in accordance with Company policies) prior to the closing of an IPO (except where you are terminated by the Company without Cause after the date hereof).

3. Bonus Shares.

(a) Vesting. None of your Bonus Shares shall be “Vested” as of the Closing Date. On each January 1, April 1, July 1 and October 1 after the Closing Date (beginning on January 1, 2007), 11.11% of the aggregate number of Bonus Shares issued to you on the Closing Date pursuant to paragraph 2(b)(ii) shall become “Vested” if you are, and have been, continuously employed (with allowances for leaves of absence as agreed between Executive and the Company and short-term disabilities) by the Company or any of its Subsidiaries from the Closing Date through such date. Upon vesting, the Bonus Shares and any related Bonus Property (as defined below) shall be delivered to you.

(b) Acceleration. Notwithstanding the vesting schedule described in paragraph 3(a), if you have been continuously employed (with allowances for leaves of absence as agreed between Executive and the Company and short-term disabilities) by the Company or its Subsidiary from the Closing Date until a Sale of the Company, the portion of your Bonus Shares which has not become Vested on or prior to the date of such event will immediately become Vested simultaneously with the consummation of the Sale of the Company; provided, that any accelerated vesting of the Bonus Shares pursuant to this sentence shall be conditioned upon the occurrence of the Sale of the Company. Notwithstanding the vesting schedule described in paragraph 3(a), if you are terminated by the Company or any of its Subsidiaries other than for Cause or if you terminate your employment for Good Reason, any unvested portion of your Bonus Shares shall become Vested upon the effectiveness of such termination.

(c) Forfeiture. If your employment with the Company or its Subsidiaries is terminated (i) by you other than for Good Reason, (ii) by the Company for Cause or (iii) as a result of death or permanent disability, then the portion of your Bonus Shares which has not become Vested on or prior to the date of such termination shall be forfeited automatically and without further action of the parties. Thereafter you shall promptly surrender to the Company or Parent certificates representing such forfeited Bonus Shares. To ensure the prompt surrender of any such certificates, Parent and the Company shall be entitled to hold your Bonus Shares in escrow until such time as they become Vested, it being agreed that certificates representing the Vested portion of your Bonus Shares shall be delivered to you reasonably promptly after each vesting date.

(d) Limitations on Transfer. You shall not directly or indirectly sell, transfer, assign, loan or otherwise dispose of (each a “Transfer”), or pledge, grant a security interest in or otherwise encumber, any Bonus Shares unless and until they become Vested in accordance with paragraph 3(a) or 3(b) above, as the case may be. Any Transfer of Vested Bonus Shares shall comply in all respects with applicable law and any trading policies established by the Parent or the Company and communicated to you. In addition, except as approved by the Board, you shall not Transfer any Bonus Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel shall be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer. The Company may impose stop-transfer instructions with respect to any Bonus Shares to give effect to the foregoing restrictions.

(e) Legend. The certificates representing any Bonus Shares issued to you hereunder will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS

CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A LETTER AGREEMENT BETWEEN THE ISSUER (THE “COMPANY”) AND A CERTAIN EMPLOYEE OF THE COMPANY DATED AS OF OCTOBER 18, 2006, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(f) Holdback Agreements. In addition to the restrictions set forth above, you shall not effect any Public Sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of Bonus Shares during (a) the seven days prior to and the 180-day period beginning on the effective date of the IPO or (b) seven days prior to and the 90-day period beginning on the effective date of any other underwritten registered public offering of Equity Securities of the Company except as part of such underwritten registration or unless the lead underwriter managing such underwritten registration otherwise agrees. The Company may impose stop-transfer instructions with respect to any Bonus Shares to give effect to the foregoing restriction.

(g) Bonus Property Related to Bonus Shares. In the event that (i) you receive a stock dividend on the Bonus Shares, (ii) or the Bonus Shares are split, (iii) you receive any other shares, securities, moneys or property (A) representing a dividend on the Bonus Shares (other than cash dividends on and after the date of this Agreement), (B) representing a distribution or return of capital upon or in respect of the Bonus Shares or any part thereof, (C) resulting from a split-up, reclassification or other like changes of the Bonus Shares, or (D) otherwise received in exchange therefor, and (iv) any warrants, rights or options issued to you in respect of the Bonus Shares (collectively “Bonus Property”), you will also immediately deposit with and deliver to the Company any of such Bonus Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such Bonus Property shall be subject to the same restrictions, including that of paragraphs 3(a) and (b), as the Bonus Shares with regard to which they are issued and shall herein be encompassed within the term “Bonus Shares.” Any cash dividends shall be immediately distributed to you with respect to your Bonus Shares without regard to the vesting schedule under paragraph 3(a).

(h) Rights with Regard to Bonus Shares. On and after the Closing Date, you will have the right to vote the Bonus Shares, to receive and retain all dividends (whether stock or cash) payable to holders of shares of record (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Bonus Shares and shall be subject to all applicable withholding), and to exercise all other rights, powers and privileges of a holder of IPO Stock with the exceptions that (i) the Company (or its designated agent) will retain custody of any stock certificate or certificates representing such Bonus Shares and any Bonus Property while such Bonus Shares are not yet Vested, and (ii) no Bonus Property shall bear interest or be segregated in separate accounts during the vesting period.

(i) Securities Laws Matters. The Bonus Shares have been offered to you pursuant to Rule 701 under the Securities Act. You represent and warrant that any Bonus Shares issued to you hereunder shall be acquired by you for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Bonus Shares unless your offer, sale or other disposition thereof is registered under the Securities Act, and state securities laws or, in the opinion of Parent’s counsel, such Transfer or offer is exempt from registration thereunder. You shall not Transfer or offer to Transfer any Bonus Shares in any manner which would: (i) require Parent to file any registration statement (or similar filing under state law) with the Securities and Exchange

Commission or to amend or supplement any such filing or (ii) violate or cause Parent to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that the certificates for any Bonus Shares will bear the legend set forth in paragraph 3(e) above or such other legends as Parent deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

4. Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “Cause” means and includes: (i) your committing and being charged with a felony or conviction of (or plea of guilty or nolo contendere to) any other crime involving moral turpitude; (ii) your commission of any act or omission involving dishonesty, breach of fiduciary duty or fraud with respect to the Company or a Transaction; (iii) your commission of any act that causes the Company or its affiliate substantial public disgrace or substantial public disrepute; (iv) your failure to perform in all material respects obligations set forth in any agreement between you and the Company; and (v) your misappropriation of one or more of the Company’s assets or business opportunities. Notwithstanding the foregoing, in order for a termination for Cause to be effective, written notice of the event claimed to constitute Cause must be delivered to you by Innophos and, if such occurrence is subject to cure, you must have failed to cure any such Cause within ten (10) business days of your receipt of such notice.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Equity Securities” of any Person means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities in or of such Person (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

(d) “Good Reason” means any of the following: (i) your compensation is reduced in a manner not in accordance with the provisions for any such reduction provided by this Agreement; (ii) you cease to hold the title of Chief Executive Officer or have duties and responsibilities that are consistent with your role as a senior executive; (iii) you are required to relocate your principal place of employment to anywhere outside of the continental United States without your agreement; or (iv) there is otherwise a material breach by the Company of this Agreement or any other agreement between you and the Company. Notwithstanding the foregoing, in order for a resignation for Good Reason to be effective, written notice of the event claimed to constitute Good Reason must be delivered to the Company by you and, if such event is subject to cure, the Company must have failed to cure any such Good Reason event within ten (10) business days of the Company’s receipt of such notice.

(e) “IPO Price” means the initial per share price of the IPO Shares, without taking into account any underwriters’ discounts, fees or commissions.

(f) “IPO Shares” mean the Equity Securities of Parent sold in the IPO, after giving effect to any recapitalization, reorganization, exchange and/or other similar transaction that occurs in connection with the IPO.

(g) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h) “Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public through a broker, dealer or market maker pursuant to Rule 144 promulgated under the Securities Act.

(i) “Sale of Company” means (i) a liquidation of Parent pursuant to which all of its assets (after payment of liabilities) are distributed to the holders of its Equity Securities, or (ii) a sale of Parent (or any successor thereto), including in one or more series of related transactions, to an independent third party or group of independent third parties, pursuant to which such party or parties acquire, directly or indirectly, through one or more intermediaries, (A) Equity Securities of Parent constituting at least a majority of the outstanding voting capital stock of Parent (whether by merger, consolidation, sale or transfer of Parent’s outstanding capital stock or otherwise) or (B) all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended.

(k) “Subsidiary” means with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

5. No Special Employment Rights. Nothing in this Agreement shall be deemed to confer any right to employment or continued employment with Innophos; provided, however, that this Agreement shall not have any effect on any other agreement to which you and the Company or Parent have entered into with respect to your employment prior to the date hereof and such other agreement shall continue in full force and effect.

6. Entire Agreement. This Agreement (together with any other employment, bonus or option agreement to which you are a party) contains the entire agreement between you, Parent and Parent’s affiliates with respect to the matters contemplated herein and supersedes all other prior agreements and understanding among the parties hereto relating to such matters.

7. Arbitration of Disputes. All disputes between you and Innophos or a Successor of any sort (“Arbitrable Disputes”) are to be resolved through final and binding arbitration. This arbitration agreement applies to, among other things, disputes concerning your employment with and/or termination from Innophos; the validity, interpretation, enforceability, applicability, scope or effect of this Agreement (including of this paragraph 7) or alleged violations of it; claims of discrimination under federal or state law; or other statutory or common law claims.

(a) The Arbitration: The arbitration shall take place in New York City under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before an experienced employment arbitrator licensed to practice law in New York who has been selected in accordance with such rules. The arbitrator may not modify or change this Agreement in any way except as expressly set forth herein. The arbitration shall be governed by the substantive law of New York without regard to its conflict of laws principles.

(b) Fees and Expenses: Each party shall pay the fees of their attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration, but Innophos will pay for that portion of any filing fee that exceeds the filing fee for a civil action in state or federal court in New York City. Notwithstanding the foregoing, the arbitrator may, in his or her discretion, award to you reasonable attorneys’ fees (in addition to any other damages, expenses or relief awarded) if you prevail or substantially prevail.

(c) Exclusive Remedy: The arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. Should either party attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this paragraph, the responding party will be entitled to recover from the initiating party all damages, expenses and attorneys’ fees incurred as a result of that breach.

(d) Judicial Enforcement: Nothing in this paragraph shall preclude a party to this Agreement from seeking judicial enforcement of an arbitrator’s award, or a temporary restraining order from any court of competent jurisdiction if there is a breach of the covenants in paragraph 3.

8. Agreement Binding upon Successors. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, Parent and the Company and their respective successors and assigns. Each of Innophos and Parent shall use reasonable best efforts to require any successor to all or substantially all of the business and/or assets of Innophos or Parent to assume and agree to perform this Agreement in the same manner and to the same extent that Innophos or Parent would be required to perform it if no such succession had taken place; provided that in all cases Innophos and Parent shall remain responsible for amounts owing to you hereunder.

9. Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code including without limitation, with respect to the portion of the Bonus Amount payable under paragraph 2(b)(i), the “short term deferral” exception thereto) and shall be limited, construed and interpreted in accordance with such intent. It is further intended that the portion of the Bonus Amount payable under paragraph 2(b)(ii) in the form of Bonus Shares shall not be subject to Section 409A of the Code. If any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto, Innophos shall, after consulting with you, use reasonable best efforts to reform such provision to comply with Section 409A of the Code; provided, that Innophos agrees to maintain, to the maximum extent practicable, the economic benefit to you of the applicable provision without violating the provisions of Section 409A of the Code; provided, further, that this paragraph shall not constitute an obligation of Innophos to reimburse you for any taxes, interest, or penalties incurred by you under Section 409A of the Code by reason of this Agreement (prior to or following such reformations).

10. No Set-Off. Innophos’ obligation to make any payment provided for in this Agreement shall not be subject to set-off, counterclaim or recoupment of amounts owed by you to Innophos or its affiliates, other than any withholding or similar taxes payable with respect to any such payment.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

13. Governing Law. All issues concerning the enforceability, validity and binding effect of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

14. Taxes; Section 83(b). At your request, in order to satisfy applicable tax withholding requirements relating to your Bonus Shares, the Company shall hold back and not deliver to you the number of Bonus Shares equal in value (as determined on the date on which the amount of tax to be withheld is determined) to the applicable tax withholding amount relating to your Bonus Shares or such lesser amount requested by you. The Company shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to the applicable withholding taxes due on the receipt of Bonus Shares or any Bonus Property not satisfied pursuant to the procedures described in the preceding sentence.

You acknowledge that you may elect pursuant to Section 83(b) of the Code, within 30 days after the issuance of the Bonus Shares, to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Bonus Shares. You acknowledge that it is your sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if you elect to utilize such election.

* * * * *

Please acknowledge your acceptance of the terms and conditions of this Agreement by signing below.

Very truly yours,

INNOPHOS, INC.

By:	/s/ Richard Heyse
Name:	Richard Heyse
Title:	Chief Financial Officer

INNOPHOS HOLDINGS, INC.

By:	/s/ Richard Heyse
Name:	Richard Heyse
Title:	Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Randolph Gress
Randolph Gress